Microsoft Word 11.0.0000;http://schemas.microsoft.com/ office/word/2003/wordml013fSUB ITEM I


Effective  November 14, 2008,  MFS Growth Fund, a series of MFS
Series Trust II,  designated  its shares as Class A Shares,  Class B

Shares, Class C Shares, Class I Shares, Class R1 Shares,
 Class R2 Shares, Class R3 Shares, and Class R4 Shares.